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                                                                     Exhibit 99

Contact: Robert W. Krick
610-337-1000, Ext. 3141
For Immediate Release:
March 5, 2001

UGI AGREES TO ACQUIRE
20% STAKE IN ELF ANTARGAZ

VALLEY FORGE, PA, MARCH 5 -- UGI Corporation (NYSE:UGI) today announced it has agreed to acquire a 20% interest in Elf Antargaz, the French propane distribution business of Total Fina Elf, SA. As previously disclosed, UGI joins a consortium consisting of Paribas Affaires Industrielles (PAI), a leading Private Equity Fund Manager affiliated with BNP Paribas SA, which will own approximately 70% of Antargaz and Medit Mediterranea GPL, a privately-held company engaged in the propane business in Italy, which will own the remaining 10%. The consortium anticipates a closing in late March. UGI expects its investment to be approximately $30 million.

Lon R. Greenberg, UGI chairman and chief executive officer, said, "We look forward to closing this acquisition and working with our partners at PAI and Medit to own one of the largest propane distributors in France. The combined financial strength and business acumen of PAI and operational experience of UGI and Medit will allow an independent Elf Antargaz to continue its admirable record of financial success and marketing innovation." Greenberg noted that the results of the investment would be accretive to earnings per share in the first full year of ownership.

Total Fina Elf, one of the world's largest oil companies, is selling Elf Antargaz in response to European regulatory concerns that arose over Total's purchase of Elf Aquitaine. Antargaz markets approximately 400 million gallons of propane and butane annually. UGI markets approximately 44 million gallons of propane and butane in Europe, and UGI's AmeriGas Partners, L. P. (NYSE:APU) unit, which is not a party to the proposal, markets approximately one billion gallons annually in the U.S.

UGI's ongoing objective is to grow earnings six to ten percent per year, increase the dividend three percent per year, grow its domestic propane and utility operations and invest in related and complementary businesses. Since July 1999, UGI has grown earnings significantly, raised the dividend twice, and invested significantly in its core businesses. In addition, the company has continued to invest in European propane distribution and in its regional gas marketing and HVAC service businesses.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 55 percent of AmeriGas Partners, L.
P. (NYSE:APU), one of the nation's largest retail propane marketers.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond management's control. You should read UGI's Annual Report for a list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.